October 21, 1998



PERSONAL AND CONFIDENTIAL

Mr. John F. Ripley
35481 Troon Court
Round Hill, Virginia  20141

Dear Jay:

      This letter sets forth the agreement between Precision Auto Care, Inc. (the "Company") and you concerning your resignation as a director and the Company's President and Chief Executive Officer and your rendering of services to the Company on a part-time basis, as more fully set forth herein. This letter contains the entire agreement and, except as otherwise provided herein, supersedes all prior agreements, arrangements, understandings, whether written or oral, regarding your rendering of services to the Company and your compensation therefor. Without limiting the generality of the foregoing, except as provided in paragraphs 3 and 5 below the terms of your prior employment agreements are terminated and shall not have any further effect.

      1. You agree to resign, effective immediately from your position as director, President and Chief Executive Officer of the Company and from any other position or capacity in which you are currently serving the Company and any of its subsidiaries, except that you will continue to provide services to the Company in accordance with and subject to the limitations of paragraph 2 of this letter.

      2. From and after the date of this Agreement through October 21, 1999, you agree to provide services to the Company as an advisor in connection with special projects assigned to you by the Board of Directors or the Company's Chief Executive Officer, appropriate to your former position with the Company. Any such services that you provide to the Company shall not interfere with any full or part-time employment that you may now or hereafter have or with any other business ventures or opportunities with which you may now or hereafter be involved, including the search for and/or investigation for such employment, ventures or opportunities. It is understood that this paragraph does not require the Company to request, or you to provide, any


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Mr. John F. Ripley
October 21, 1998
Page 2


minimum or maximum number of hours of services. The Company expects that these services will be provided from your current or future home and/or at locations other than the headquarters of the Company within commuting distance of your home. You shall render services hereunder to the Company in the capacity of an independent contractor.

      3. You have agreed to provide these services for compensation from the Company of $10,000 per month during the term of this letter, without regard to the quantity or quality of such services. In addition, the Company shall reimburse you for any expenses incurred by you in providing such services. The first monthly payment shall be due November 21, 1998. We will also continue your present health benefits through October 31, 1999. You will receive your bonus for the fiscal year ended June 30, 1998 (which we both agree is in the amount of $100,000) in eight equal monthly installments which shall be payable to you commencing November 21, 1998. Amounts payable to you shall be net of applicable withholding taxes.

      4. Except as provided in the following sentence, you agree that you hereby forfeit all of your rights to and in any and all stock options granted to you under the Company's option plans, your previous employment agreements or otherwise, and that you shall not have the ability to exercise any of such options following the date of this letter. Notwithstanding the foregoing, you will be entitled to exercise the options set forth on Exhibit A to this letter at the corresponding exercise prices until the close of business on October 21, 1999. Following that date, all of those options shall expire and you shall not be entitled to exercise them or have any other rights in respect of them following that date.

      5. The Company and you hereby agree that the provisions relating to confidential information and competitive activities set forth in Sections 4, 5 and 6 of the Employment Agreement between you and the Company dated June 17, 1998 shall remain in full force and effect and shall remain fully enforceable against you and the Company in accordance with their terms. The covenants contained in Section 5(a) of the Employment Agreement relating to competitive activities shall expire on October 21, 2000.

      6. You agree that you will cooperate with the Company in collecting the loan the Company extended to PAISA, Inc., Haniff Hirji and Gulshan Hirji in the original principal amount of $500,000 on or about June 25, 1998 (the "PAISA Loan"). In the event that the PAISA Loan and all accrued interest thereon is repaid in full by June 21, 1999, the term of this letter shall be extended by six months and the Company will (A) continue to pay you $10,000 per month until April 21, 2000, (B) continue your present health benefits until April 30, 2000, and (C) permit you to exercise the options set forth on Exhibit A to this letter until the close of business on April 21, 2000.

      7. You agree that the terms, provisions and conditions of this letter, and the negotiations in connection therewith, are strictly confidential and shall not be disclosed to any person or entity except to the extent required by law, including rules and regulations of the Securities and Exchange Commission. You shall return to the Company any and all documents


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Mr. John F. Ripley
October 21, 1998
Page 3


belonging to the Company and, consistent with the terms of Section 4 of your current Employment Agreement, shall maintain the confidentiality of any and all confidential or trade secret material with which you have come into contact as a result of your service to the Company.

      8. By agreeing to accept the provisions of this letter, you hereby release any and all claims that you now have or may hereafter have against the Company, its officers, directors, agents or employees, directly or indirectly related to the matters set forth herein, or otherwise related to your employment with and service to the Company, except to receive the benefits described herein. Notwithstanding the foregoing, this release shall not affect any rights you may have to seek indemnification from time to time from the Company in accordance with the Company's charter or bylaws, to the extent to which you become subject to legal proceedings and would be entitled to indemnification thereunder in respect of matters which involve actions you took in your capacity as an officer or director of the Company, and the Company shall provide such indemnification to the full extent permitted by its existing charter and bylaws.

      9. Upon your acceptance of the provisions of this letter, the Company hereby releases any and all claims that it now has or may hereafter have against you, directly or indirectly related to the matters set forth herein, or otherwise related to your employment with or service to the Company, except to receive the services on the terms described herein. Notwithstanding the foregoing, in the event that the Company advances or provides you with fees and expenses pursuant to indemnification from the Company in accordance with the Company's charter or bylaws, and it is later determined that you do not meet the legal standards or requirements in order to receive indemnification from the Company under Virginia law, the Company shall be entitled to seek the return of any amounts it may have advanced or provided to you.

      10. The terms and conditions contained in this letter may be changed or amended only by written agreement executed by you and the Company. In the event any portion of this letter is deemed for any reason to be unenforceable, such unenforceability shall be strictly limited, and all other provisions shall remain in full force and effect.


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Mr. John F. Ripley
October 21, 1998
Page 4


      Please indicate your acceptance of and agreement with the foregoing provisions, and your acknowledgement that this letter sets forth all of the terms and conditions applicable to your resignation as director and President and Chief Executive Officer of the Company and your continued employment/consulting relationship with the Company, by signing and dating this letter in the space indicated below and returning a copy to me.

                                    Very truly yours,

                                    PRECISION AUTO CARE, INC.


                                    By:__________________________________
                                          Lynn E. Caruthers


AGREED AND ACCEPTED AS OF
THIS _____ DAY OF OCTOBER 1998.


By:____________________________
      John F. Ripley


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                                    EXHIBIT A



Options to purchase 80,338 shares of common stock with an exercise price of $7.05 per share.

Options to purchase 7,920 shares of common stock with an exercise price of $8.00 per share.

Options to purchase 4,842 shares of common stock with an exercise price of $10.00 per share.